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                           PURCHASE AND SALE AGREEMENT


                                 MG-ALAMO, LLC,
                      A COLORADO LIMITED LIABILITY COMPANY,

                                     SELLER


                          HARVARD PROPERTY TRUST, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY,
                          D/B/A BEHRINGER HARVARD FUNDS

                                    PURCHASER


                                October 18, 2004

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                                                  TABLE OF CONTENTS

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ARTICLE 1 - PURCHASE AND SALE.....................................................................................1
         1.1      PURCHASE AND SALE...............................................................................1
         1.2      PURCHASE PRICE: PAYMENT OF THE PURCHASE PRICE...................................................1
         1.3      PERSONAL PROPERTY...............................................................................2

ARTICLE 2 -- CLOSING..............................................................................................3
         2.1      CLOSING.........................................................................................3
         2.2      SELLER'S CLOSING ITEMS..........................................................................4
         2.3      PURCHASER'S CLOSING ITEMS.......................................................................5
         2.4      OTHER CLOSING DOCUMENTS.........................................................................5
         2.5      CONDITIONS TO PURCHASER'S OBLIGATIONS...........................................................6

ARTICLE 3 - CLOSING AND POST-CLOSING ADJUSTMENTS.................................................................15
         3.1      CLOSING ADJUSTMENTS............................................................................15
         3.2      COLLECTION OF RECEIVABLES......................................................................16
         3.3      LEASING COMMISSIONS............................................................................17
         3.4      TENANT IMPROVEMENTS AND OTHER EXPENSES.........................................................18
         3.5      POST-CLOSING APPORTIONMENTS....................................................................18

ARTICLE 4 - DEFAULT..............................................................................................19
         4.1      DEFAULT AND TERMINATION........................................................................19

ARTICLE 5 - CASUALTY AND CONDEMNATION............................................................................20
         5.1      CASUALTY.......................................................................................20
         5.2      CONDEMNATION...................................................................................21

ARTICLE 6 - OPERATION OF THE PROPERTY; LEASING; SERVICE CONTRACTS................................................21
         6.1      OPERATION OF THE PROPERTY......................................................................21
         6.2      LEASING........................................................................................22
         6.3      SERVICE CONTRACTS..............................................................................23

ARTICLE 7 - GENERAL DISCLAIMER...................................................................................23

ARTICLE 8 - MISCELLANEOUS........................................................................................24
         8.1      CONFIDENTIALITY................................................................................24
         8.2      AUTHORITY OF SELLER AND PURCHASER..............................................................24
         8.3      BROKERS........................................................................................25
         8.4      ASSIGNABILITY..................................................................................25
         8.5      NOTICES AND CONSENTS...........................................................................26
         8.6      BINDING EFFECT.................................................................................26
         8.7      ENTIRE AGREEMENT; MODIFICATION.................................................................27
         8.8      HEADINGS.......................................................................................27
         8.9      NO MERGER; SURVIVAL............................................................................27
         8.10     COUNTERPARTS...................................................................................27
         8.11     SEVERABILITY...................................................................................27
         8.12     NO WAIVER......................................................................................27
         8.13     CONSTRUCTION OF AGREEMENT......................................................................27
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         8.14     GOVERNING LAW; ATTORNEYS' FEES.................................................................27
         8.15     EXCLUSIVITY....................................................................................27
         8.16     RECORDATION....................................................................................28
         8.17     RELATIONSHIP OF PARTIES........................................................................28
         8.18     EXHIBITS; PARAGRAPH REFERENCES.................................................................28
         8.19     DATE OF THIS AGREEMENT.........................................................................28
         8.20     COMPUTATION OF TIME............................................................................28
         8.21     TIME OF THE ESSENCE............................................................................28
         8.22     TIC INVESTORS..................................................................................28
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                                                         ii

                           PURCHASE AND SALE AGREEMENT


        THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of the 18th day of October, 2004, by and between MG-Alamo, LLC, a Colorado limited liability company ("Seller") and Harvard Property Trust, LLC, a Delaware limited liability company, d/b/a Behringer Harvard Funds ("Purchaser").

                          ARTICLE 1 - PURCHASE AND SALE

        1.1 PURCHASE AND SALE. Subject to the terms and provisions in this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller that certain parcel of land located in the City and County of Denver, State of Colorado, as described on EXHIBIT 1.1 (the "Land), and each of the following as is applicable to the respective portion of the Land: (i) all of Seller's interest in the improvements, fixtures, and other items of real property permanently affixed and located on said Land, including the office building and parking garage constructed on the Land (which office building is known as Alamo Plaza, having an address of 1401 17th Street, Denver, Colorado 80202); (ii) and the Personal Property (as defined in Section 1.3) (the Land together with those of items (i) and (ii) set forth in this Section shall be collectively referred to as the "Property."

        1.2 PURCHASE PRICE: PAYMENT OF THE PURCHASE PRICE. The purchase price of the Property is Forty-One Million, Seven Hundred Fifty Thousand and No/100 Dollars ($41,750,000.00) (the "Purchase Price"). The Purchase Price (subject to the prorations to be made pursuant to this Agreement) is payable by Purchaser as follows:

                (a) DEPOSIT. Within two business days following delivery by Title Company (as hereinafter defined) to Purchaser and to Purchaser's Counsel (identified in Section 10.5 hereof) of a fully executed copy of this Agreement, Purchaser shall deposit with LandAmerica Commercial Services having its office at 1099 18th Street, Suite 2850, Denver, Colorado 80202, Attn: Margaret (Peppy) Newton (tel: 303/291-3304; fax: 303/291-3301) (the "Title Company"), as agent for Commonwealth Land Title Insurance Company ("Title Insurer"), the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the "Initial Deposit") in good funds, either by certified bank or cashier's check or by federal wire transfer. No later than two business days following the expiration of the Inspection Period (defined below) and as long as Purchaser has not provided Seller with notice of termination in accordance with Section 3.4 below, Purchaser shall deposit with Title Company an additional sum of Two Million, Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the "Second Deposit"). The Initial Deposit, the Second Deposit, and, if applicable, the Extension Deposit (as hereinafter defined), shall be referred to herein as the "Deposit". The Deposit shall be in good funds, either by certified bank or cashier's check or by federal wire transfer. The Title Company shall hold the Deposit in an interest-bearing account reasonably acceptable to Seller and Purchaser, in accordance with the terms and conditions of this Agreement. All interest on such sum shall be deemed income of Purchaser, and Purchaser shall be responsible for the payment of all costs and fees imposed on the Deposit account. The Deposit and all accrued interest shall be distributed in accordance with the terms of this Agreement. The failure of Purchaser to timely deliver any Deposit hereunder shall be a material default, and shall entitle Seller, at Seller's sole option, to terminate this

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Agreement immediately. If this Agreement is terminated and such termination is not of a nature which would or may entitle Seller to retain the Deposit, the Deposit shall be returned to Purchaser following such termination.

                (b) PAYMENT OF PURCHASE PRICE. The Purchase Price (less the Deposit held by the Title Company and paid to Seller on the Closing Date) shall be paid to Seller, as adjusted by the prorations, on the Closing Date in cash by wire transfer of immediately available federal funds.

                (c) TITLE COMPANY. The Title Company shall act as escrow agent and shall hold and dispose of the Deposit in accordance with the terms of this Agreement. Seller and Purchaser agree that the duties of Title Company with respect to the Deposit hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit in accordance with this Agreement. Title Company shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Title Company's willful misconduct or gross negligence. In the event that Title Company shall be in doubt as to its duties or obligations with regard to the Deposit, or in the event that Title Company receives conflicting instructions from Purchaser and Seller with respect to the Deposit, Title Company shall not be required to disburse the Deposit and may, at its option, continue to hold the Deposit until both Purchaser and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Title Company may interplead the Deposit in accordance with the laws of the State of Colorado. Title Company shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon. Title Company shall execute this Agreement solely for the purpose of being bound by the provisions of this Section 1.2.

        1.3 PERSONAL PROPERTY. Included in the sale of the Property and subject to the provisions of this Agreement, are the following (collectively, the "Personal Property"):

                (a) LEASES. All of landlord's interest in the leases and rental agreements in effect as of the Closing with respect to the Property, including parking agreements contained therein (collectively, the "Leases"), together with any security deposits, letters of credit and guaranties of any Leases.

                (b) CONTRACTS. Subject to Section 6.3, all of Seller's right, title and interest in and to the service, supply, leasing, management, maintenance, equipment leases, parking agreements (other than parking agreements contained in the Leases), telecommunications and roof-top license agreements, courier drop-off agreements and other contracts in effect and entered into in connection with the operation, leasing, maintenance and repair of the Property, excluding Leases and warranties (collectively, the "Contracts").

                (c) LICENSES, PERMITS AND WARRANTIES. To the extent they may be transferred by Seller and are in effect (i) all licenses, permits, approvals, development rights (if any) and authorizations required for the use and operation of the Property (exclusive of tenant operating licenses and permits (collectively, the "Permits")); and (ii) unexpired warranties covering any portion of the Property ("Warranties").


                                       2
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                (d)     SURVEYS AND PLANS. All of Seller's right, title and
interest in and to all existing surveys, blueprints, drawings, plans and specifications for improvements on the Land, tenant improvements, operating manuals and similar documents, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications) in Seller's possession or control (collectively, the "Plans").

                (e) LEASING MATERIALS. All of Seller's right, title and interest in and to all tenant lists, lease files for current Leases, lease booklets, manuals and promotional and advertising materials concerning the Property or used in connection with the operation of the Property, to the extent they are located at the Property or in the property manager's office (the "Leasing Materials").

                (f) OTHER PERSONAL PROPERTY. The tangible personal property owned by Seller that is located at the Property and used in connection with the operation and maintenance of the Property, including, but not limited to, (i) the books, records and operating statements in the possession of Seller pertaining to the operation of the Property (expressly excluding the income tax returns of Seller and similar financial records pertaining to Seller as a business entity), with the understanding that Seller shall transfer the originals of all books, records and operating statements and tenant correspondence and leasing files maintained at the Land and copies of other books, records and operating statements maintained elsewhere and Seller shall have a right to continue to possess such other books, records and operating statements, (ii) furniture, artwork, furnishings, fixtures, equipment, machinery, maintenance equipment, tools, parts, construction materials and hardware not yet installed, some, but not all of which, shall be further described on the list of personal property delivered or to be delivered by Seller to Purchaser during the Inspection Period and to be attached to the Bill of Sale as Exhibit B thereto, as well as trade names, trademarks, logos owned by Seller or appurtenant to the Property and used by Seller in the operation and identification of the Land and improvements thereon, if any (the "Other Personal Property"); it is understood that Other Personal Property excludes trade fixtures and other furniture, fixtures and equipment belonging to tenants under the Leases.

                              ARTICLE 2 -- CLOSING

        2.1 CLOSING. Upon mutual execution of this Agreement, Seller and Purchaser shall deposit executed counterparts of this Agreement with Title Company and this Agreement shall serve as instructions to Title Company as escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Purchaser shall execute such additional escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement; provided that in the event of any conflict between the terms of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control. The date of the Closing of the purchase and sale of the Property (the "Closing Date") shall be 30 days following the expiration of the Inspection Period, or such earlier date as Seller and Purchaser may mutually agree upon, provided however that Purchaser may extend the Closing Date to a date not later than January 15, 2005 by giving notice to Seller not later than five days prior to the Closing Date and depositing with the Title Company, not later than two days prior to the Closing Date, an additional amount (to be included in the Deposit) of One Million and No/100 Dollars ($1,000,000.00) (the "Extension Deposit"). Time is of the essence with respect to the obligations of Seller and Purchaser to deliver documents and items permitting the closing of the purchase and sale pursuant to this Agreement on the Closing Date, except as expressly provided in this Agreement.

        2.2 SELLER'S CLOSING ITEMS. On or before the Closing, Seller shall execute, deliver and/or provide to Title Company or Purchaser, or cause to be executed, delivered and provided to Title Company or Purchaser, the following:

                (a) DEED. A special warranty deed (the "Deed") conveying fee title to the Property to Purchaser, subject to the Permitted Exceptions, in the form attached hereto as EXHIBIT 2.2(A).

                (b) ASSIGNMENT OF LEASES. An assignment to and assumption by Purchaser of the Leases for the Property, in the form attached hereto as EXHIBIT 2.2(B).

                (c) ASSIGNMENT OF CONTRACTS. An assignment to and assumption by Purchaser of the Contracts, in the form attached hereto as EXHIBIT 2.2(C).

                (d) BILL OF SALE. A bill of sale transferring Seller's interest in the Other Personal Property to Purchaser, in the form attached hereto as EXHIBIT 2.2(D).

                (e) ESTOPPEL LETTERS. The tenant estoppel letters to be obtained in accordance with Section 2.5(b) and any Seller's estoppel letters to be delivered pursuant to Section 2.5(b).

                (f) NON-FOREIGN AFFIDAVIT. An affidavit from each Seller stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code, in the form attached hereto as EXHIBIT 2.2(F).

                (g) LEASES AND CONTRACTS. Originals of all Leases and Contracts in the possession of or subject to the control of Seller that are in the possession of or subject to the control of Seller; provided, however, that if an original of any Contract or Lease is not available, a photocopy will be provided to Purchaser.

                (h) AUTHORIZATION DOCUMENTS. Such certificates of good standing or other evidence of organization and authority as the Title Insurer may reasonably require in order to issue the Title Policy.

                (i)     OWNER'S TITLE POLICY. The Title Policy referred to in
Section 2.5(c), dated the date of Closing or a letter, in form approved by Purchaser, binding the Title Insurer to issue the policy in accordance with the Commitment, updated to the Closing Date, showing Purchaser in title to the Property subject only to the Permitted Exceptions, and otherwise issued in accordance with the Commitment approved by Purchaser, together with any customary title affidavits required by the Title Insurer to delete so-called "standard exceptions" for mechanics' liens and parties in possession.

                (j) NOTICES TO TENANTS. A notice to the tenants of the Property informing them of the sale of the Property to Purchaser.


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                (k)     OTHER PROPERTY. Any Permits, Warranties, Leasing
Materials and Other Personal Property which are in Seller's possession or control, together with any documentation reasonably requested by Purchaser to transfer said items from Seller to Purchaser, and all keys and security codes for the Property.

                (l) CURRENT RENT ROLL. The most recent rent roll for the Property, generally in the form attached hereto as EXHIBIT 2.2(L), but updated to a date not sooner than two business days prior to Closing in accordance with Seller's standard operating procedures.

                (m) SELLER'S CLOSING CERTIFICATES. Each Seller's certificate of representations to be provided in accordance with Section 2.5(e).

                (n) ASSIGNMENT. An assignment of all Permits and Plans in the form attached hereto as EXHIBIT 2.2(N).

                (o) For purposes of this Agreement, documents or other items shall be deemed in "possession" or in the "control of Seller" if such documents are in the possession of Seller, the Seller's property manager, or the Representative, as hereinafter defined. The items set forth in (g) and (k) may be delivered by making such items available at the respective Building or the office of Seller's property manager.

        2.3 PURCHASER'S CLOSING ITEMS. At the Closing, Purchaser shall execute, deliver and/or provide to Title Company or Seller, or cause to be executed, delivered and provided to Title Company or Seller, the following:

                (a) AUTHORIZATION DOCUMENTS. Such certificates of good standing or other evidence of organization and authority as the Title Insurer may reasonably require in order to issue the Title Policy.

                (b)     PURCHASE PRICE. The Purchase Price as provided in
Section 1.2 (subject to the prorations to be made pursuant to this Agreement).

                (c) ASSIGNMENTS. The assignment and assumption agreements executed and delivered by Seller pursuant to Section 2.2.

        2.4 OTHER CLOSING DOCUMENTS. In addition to the documents referred to in Sections 2.2 and 2.3, each party agrees to execute and deliver at the Closing such other documents as may be required in this Agreement or as may be reasonably necessary to carry out its obligations under this Agreement; provided that such documents shall not require Seller or Purchaser to make any additional warranties and representations or incur any other liabilities other than those contemplated by this Agreement. Without limiting the generality of the foregoing, either Purchaser, Seller or both may elect that its transfer or acquisition of the Property occur as part of a tax-deferred exchange under
Section 1031 of the Internal Revenue Code. Each of Purchaser and Seller shall cooperate with the other and shall sign all documents reasonably necessary to accomplish any exchange (including assignment of either of Purchaser's or Seller's rights in this Agreement to a third party or facilitator), provided the cooperating party incurs no additional expense or personal liability as a result thereof, the exchanging party continues to be liable in

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accordance with this Agreement and all of its obligations, including those that survive the Closing, and further provided that the Closing is not delayed thereby.

        2.5 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to purchase the Property pursuant to this Agreement is subject to Seller's performance of its obligations pursuant to Section 2.2 and 2.4 hereof in all material respects, and to the following conditions, except to the extent such obligations or conditions are waived in writing or deemed waived under the express terms of this Agreement:

                (a) SELLER'S WARRANTIES AND REPRESENTATIONS. All representations and warranties of Seller set forth in Section 2.5(e), as supplemented or amended pursuant to that Section shall be true in all material respects as of the Closing Date, subject to the provisions of Section 2.5(e).

                (b)     TENANT ESTOPPEL LETTERS AND SNDAS.

                        (i)     TENANT ESTOPPEL LETTERS. No later than the fifth
        (5th) day prior to the Closing Date, Seller shall have obtained estoppel letters substantially in the form attached hereto as EXHIBIT 2.5(B) (or the form or content required by any particular Lease, if different) ("Tenant Estoppel Certificates"), from the tenants which, in the aggregate, lease 80% of the rentable space then-currently leased and occupied in the Property in total, which Tenant Estoppel Certificates shall have been executed and delivered by the tenant in question without material modification therefrom. The required number of Tenant Estoppel Certificates, executed and delivered by the respective tenants in the manner required above, are referred to herein as the "Required Estoppels." Notwithstanding anything to the contrary herein, in no event shall a Tenant Estoppel Certificate be deemed to be unacceptable by Purchaser as a result of a tenant's alternation, modification, or deletion of the second sentence of Paragraph 5 to Exhibit 2.5(b). Seller shall prepare a Tenant Estoppel Certificate for each tenant and forward such draft estoppels to Purchaser for approval not later than the end of the Inspection Period; Purchaser shall give Seller comments (by facsimile or email) on the draft estoppels within two business days of receipt or otherwise be deemed to have approved such drafts, which process shall be repeated with respect to any comments received by Seller in accordance with the foregoing. Following approval by Purchaser (such approved tenant estoppels being the "Tenant Estoppel Certificates"), Seller shall promptly (following the expiration of the Inspection Period) deliver the certificates to the tenants and use reasonable efforts to obtain an executed Tenant Estoppel Certificate from each tenant prior to Closing. Seller shall deliver each Tenant Estoppel Certificate (whether or not in compliance herewith) to Purchaser promptly following Seller's receipt thereof. If as of the fifth (5th) day prior to the Closing Date Seller has not obtained and furnished to Purchaser the Required Estoppels, (i) Seller or Purchaser (if Seller fails to elect) may elect to adjourn the Closing Date up to 10 days in order to allow more time to obtain the Required Estoppels, by giving notice to the other party at or prior to the Closing Date; or
        (ii) Seller may, either on the Closing Date or prior to the end of any such adjournment, elect to satisfy this condition by executing and delivering to Purchaser at the Closing its own certificate ("Landlord Estoppel Certificates") with respect to the remainder of the Required Estoppels. The Landlord Estoppel Certificate must contain a certification from Seller (i) identifying the Lease in

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        question and all amendments and modifications thereto; (ii) stating that the landlord has fully performed all material obligations required to be performed by landlord under the Lease in question as of such date and is not in material default thereunder, (iii) stating that there is no unperformed tenant improvement work or unpaid tenant inducements that must be paid or performed prior to Closing. Seller shall be deemed to have represented and warranted each item of information contained in its Landlord Estoppel Certificates delivered to Purchaser, which representations and warranties shall survive for a period terminating on the earlier of (i) six months from the Closing Date, or (ii) the date on which Purchaser has received an executed estoppel letter satisfying the criteria for a Required Estoppel signed by the tenant under the respective Lease. Seller and Purchaser agree to cooperate with each other and to use good faith efforts for up to six months after the Closing to obtain any Required Estoppels for which Seller executed its own certificate at the Closing, with respect to Leases with terms extending past six months after the Closing.

                        (ii) SNDAS. If, prior to Seller transmitting Tenant Estoppel Certificates to tenants, Purchaser provides to Seller subordination, non-disturbance and attornment agreements ("SNDA's") addressed to Purchaser's lender in the form required by the applicable lease (or, if no form is required, in a commercially reasonable form satisfactory to Purchaser's lender), completed in accordance with the applicable lease, Seller shall transmit the SNDAs to tenants and request that they be completed and returned along with the Tenant Estoppel Certificates, but receipt of the SNDAs shall not be a condition of Closing.

                (c)     TITLE EVIDENCE; SURVEY; UCC SEARCHES.

                        (i) TITLE EVIDENCE. Promptly following delivery by Title Company to Purchaser and to Purchaser's Counsel of a fully executed copy of this Agreement, the Purchaser shall obtain for itself and deliver a copy to Seller of a preliminary title insurance commitment (the "Commitment") issued by the Title Company showing the status of record title to the Property, together with copies of all recorded documents listed as exceptions to title on Schedule B-2 of the Commitment (collectively, the "Exception Documents"). During the Inspection Period, Purchaser shall have the Title Company issue a revised Commitment evidencing the obligation of the Title Insurer to issue the current ALTA form Owner's Title Insurance Policy for the Property ("Title Policy") in the amount of the Purchase Price, subject to the following: the exception for taxes shall be revised to taxes for the year of closing and thereafter only, not yet due and payable, the exceptions listed on Schedule B-2 of the Commitment, and the exception for right of parties in possession shall be limited to rights of tenants under the Leases). If Purchaser desires to obtain an ALTA Extended Coverage Owner's Title Insurance Policy or additional endorsements and notifies the Title Company of such requested coverage and additional endorsements at least five business days prior to expiration of the Inspection Period, the Title Company shall confirm, at least three business days prior to the end of the Inspection Period, the status of meeting any requirements for obtaining the extended coverage and additional endorsements, which requirements shall be subject to the reasonable approval of Seller; if Seller reasonably objects to any unsatisfied requirements for obtaining such coverage or endorsements, by notice to Purchaser not less than two business days prior to the end of the Inspection Period, inclusion of the respective endorsements shall not be a condition of Closing, in which event, Purchaser may (i) waive its request for the extended coverage or specific endorsements, or (ii) terminate this Agreement on or before expiration of the Inspection Period. Seller shall pay the basic premium cost for the ALTA Title Insurance Policy (Standard or Extended Coverage, as applicable) and Purchase shall pay the cost for any additional endorsements requested by Purchaser to such ALTA Title Insurance Policy. The Commitments and the Exception Documents are referred to as the "Title Materials."

                        (ii) TITLE OBJECTIONS; PERMITTED ENCUMBRANCES. If, from its review of the Title Materials, the Existing Survey or the UCC Searches (as hereinafter defined), Purchaser believes that any encroachment on the Property or any exception to title shown in the Title Materials, the Existing Survey, or UCC Searches with respect to the Property, would, in Purchaser's sole and absolute judgment, materially adversely affect the Property ("Title Objections"), Purchaser shall deliver to Seller notice (the "Objection Notice") of the Title Objections no later than 20 days after the date of this Agreement. During the 20 day period following Seller's receipt of the Objection Notice, Seller may elect (but shall have no obligation), at Seller's sole cost, to remove or cure or, with Purchaser's consent (which consent shall not be unreasonably withheld), obtain title insurance over any Title Objections on or before the Closing Date (the "Cure Period"). If, within said 20 day period, Seller does not make an election to cure or is unable or unwilling to remove or cure or, with Purchaser's consent, to obtain title insurance over all such Title Objections prior to the end of the Cure Period, Purchaser may, in Purchaser's sole discretion by notice (the "Election Notice") given to Seller within ten days after the end of the Cure Period, elect:

                                (1) If requested by Seller, to grant Seller an additional period of up to 30 days to cure or remove or, if applicable, to obtain title insurance over, all uncured or unremoved Title Objections and, if Closing is scheduled to occur during such time period, the date of Closing shall be extended accordingly; or

                                (2) To waive all uncured or unremoved Title Objections; or

                                (3) To terminate this Agreement, after which the Deposit shall be returned to Purchaser and Seller and Purchaser shall have no further obligation or liability hereunder, except as otherwise expressly provided in this Agreement.

        If Seller does not receive an Objection Notice within such 20 day period, or after receiving an Objection Notice does not receive an Election Notice within such ten day period, Purchaser shall be deemed to have accepted the status of title to the Property as disclosed by the Title Materials, and to have waived any uncured and unremoved Title Objections.

                        (iii) PERMITTED EXCEPTIONS. Any matter that is disclosed in the Title Materials, the Survey or the UCC Searches (other than Liens, as defined in subsection (v)) and to which Purchaser does not object (or is deemed to approve) pursuant to subsection (ii), (iv) or (vii) (or to which Purchaser so objects but subsequently waives or consents to title insurance over), and any building, zoning, subdivision and similar laws shall be "Permitted Exceptions."

                        (iv) ADDITIONAL DEFECT OF TITLE. If, at any time prior to the Closing, Purchaser becomes aware, as a result of an updated Commitment or the Survey (based on updating the Existing Survey), of any encumbrance on or defect in title to the Property that is not a Permitted Exception and that was not disclosed in the Title Materials or Survey, and which would otherwise qualify for an Objection Notice (an "Additional Title Objection"), Purchaser shall give Seller notice of the Additional Title Objection no later than five days after receipt of the updated Commitment, which shall be subject to the same rights, requirements, elections and waivers as an Objection Notice and Election Notice given under subsection (ii); provided, however, that in addition to Seller's obligations under Section 2.5(c)(v) Seller shall be obligated to cure any encumbrance on or defect in title to the Property arising of record on or after the date of the Commitment if said matter is caused by the willful acts or omissions of Seller in breach of this Agreement. The Cure Period under subsection (ii) above for any such Additional Title Objection shall be for a period of 30 days from and after the date of the Objection Notice, and the Closing Date for the Property shall be extended to the last day of the Cure Period if Seller has elected and is making a good faith effort to cure such defect.

                        (v) SELLER'S OBLIGATION TO REMOVE CERTAIN LIENS. Notwithstanding anything to the contrary in this Section 2.5(c), Seller shall be obligated to remove from title to the Property at Closing, and without any extension of the Closing Date, the following (collectively, the "Liens"): (i) any deeds of trust, mortgages or security interests created by Seller (other than those being assumed or taken subject to in accordance with Contracts being assumed by Purchaser), (ii) any mechanic's and materialmen's liens arising from the acts of Seller, and
        (iii) any other exception to title not appearing in the Commitments which qualifies as a Title Objection and was created or caused by the willful acts or omissions of Seller, in connection with the ownership or operation of the Property, after the date of this Agreement and that encumber the Property as of Closing in violation of this Agreement. Purchaser agrees that Seller may use the proceeds of the Purchase Price for the Property for the purpose of removing Liens from the Property at Closing.

        Notwithstanding the above, with respect to mechanics' or materialmen's liens, Purchaser will accept affirmative title protection rather than a payoff by Seller if Seller wishes to contest any such lien; or Purchaser will accept the removal of said lien by the furnishing of a bond or bonds by Seller, if the effect of said bond is to irrevocably transfer said lien to the bond so that said lien no longer constitutes an encumbrance on title.

                        (vi) SURVEY. Seller has delivered to Purchaser a copy of the survey for the Property prepared by Drexel Barrell & Co. (the "Existing Survey"). Purchaser shall have the right and obligation to have the Existing Survey updated based on the Title Commitment and certified to Purchaser and the Title Company. Seller shall pay the reasonable cost and expense for updating the Existing Survey.

                        (vii) UCC SEARCHES. During the Inspection Period, Purchaser shall have the right to order searches, certified to Purchaser by the parties performing such searches (the "UCC Searches"), conducted by the Title Insurer, CT Corporation System or such other nationally recognized search service as Purchaser may select, of the records of (i) the Clerk and Recorder for the City and County of Denver, State of Colorado, (ii) the Secretary of State of Colorado, for uniform commercial code financing statements, filed against the Seller or the Property. Purchaser shall furnish Seller with copies of all such search reports received by Purchaser. Any matter identified on said search reports to which Purchaser does not object in writing to Seller during the Inspection Period shall be deemed to have been accepted by Purchaser. Purchaser shall not object to financing statements that only encumber the rights of tenants under the Leases or with respect to personal property of tenants. Purchaser, at its expense, shall have the right to perform the follow up UCC Searches prior to Closing, and any security interests or other matters identified on such follow up UCC Searches arising after the date of the original UCC Searches, shall, as objected to by Purchaser, be removed by Seller, to the extent required by Section 2.5(c)(v), prior to and as a condition of closing and shall not constitute Permitted Exceptions, unless said security interests or other matters are created pursuant to Contracts that Purchaser has agreed to assume at Closing.

                (d)     INSPECTION OF THE PROPERTY.

                        (i) INSPECTION PERIOD. During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on November 2, 2004 (hereinafter referred to as the "Inspection Period"), Purchaser shall have the right to make a physical inspection of the Property, including, but not limited to, an inspection of the environmental condition thereof pursuant to the terms and conditions of this Agreement. In addition to copies of documents previously delivered by Seller, as soon as practicable following the Effective Date, Seller shall deliver to Purchaser or make available for its review documents and files at its office concerning the maintenance, operation and ownership of the Property, including, but not limited to, reports relating to the physical and other conditions or defects in respect to the Property (collectively the documents delivered or made available are referred to as the "Due Diligence Documents") but excluding Seller's partnership or corporate records, internal memoranda, financial projections, budgets, appraisals, accounting and tax records, pertaining to Seller as a business entity, and similar proprietary, confidential, or privileged information (collectively, the "Confidential Documents"). The documents and files that Seller shall make available to Purchaser shall include third party reports (excluding appraisals and excluding architectural plans for proposed development of the Property other than civil engineering site plans). Purchaser acknowledges that all such documents and files are delivered and/or made available without any representation or warranty of any kind. Purchaser has advised Seller that Purchaser must cause to be prepared up to three (3) years of audited financial statements in respect of the Property in compliance with the policies of Purchaser and certain laws and regulations, including, without limitation, Securities and Exchange Commission Regulation S-X, Rule 3-14. Seller agrees to use reasonable efforts to cooperate with Purchaser's auditors in the preparation of such audited financial statements (it being understood and agreed that the foregoing covenant shall survive Closing). Without limiting the generality of the preceding sentence (a)

        Seller shall, during normal business hours, allow Purchaser's auditors reasonable access to the books and records maintained by Seller (and the Property's property manager) in respect of the Property (excepting the Confidential Documents); (b) Seller shall use reasonable efforts to provide to Purchaser such financial information and supporting documentation as are necessary for Purchaser's auditors to prepare audited financial statements; (c) Seller will, promptly upon request of Purchaser, provide to Purchaser's auditors a management representation letter, reasonably satisfactory to Purchaser's auditors and Seller, addressed to Purchaser's auditors; and (d) if Seller has audited financial statements with respect to the Property, Seller shall promptly provide Purchaser's auditors with a copy of such audited financial statements. Purchaser shall pay for out-of-pocket costs incurred by Seller in connection with responding to the requests of Purchaser's auditors and in reviewing and providing such management representation letter. If after Closing Seller obtains an audited financial statement in respect of the Property for a fiscal period in 2003 or 2004 that was not completed at the time of Closing, then Seller shall promptly provide Purchaser with a copy of such audited financial statement, and the foregoing covenant shall survive Closing.

                        (ii) Purchaser understands and agrees that any on site inspections of the Property shall occur at reasonable times agreed upon by Seller and Purchaser after reasonable prior written notice not to exceed 24 hours (48 hours if a weekend or holiday is involved) to Seller and shall be conducted so as not to interfere unreasonably with the use of the Property by Seller. Seller reserves the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, other than soil borings by a soil testing engineer and environmental testing which are both hereby approved, Purchaser shall do so only after notifying Seller and obtaining Seller's prior written consent thereto, which consent may be subject to any terms and conditions imposed by Seller in its reasonable discretion. Purchaser agrees to provide the prompt restoration of the Property to its condition prior to any such inspections or tests, at Purchaser's sole cost and expense. Purchaser makes no representations or warranties with respect to anything contained in such reports received by Purchaser. All entries, studies and inspections shall be conducted consistent with the terms of the Leases and so as not to unreasonably disturb any tenants or unreasonably interfere with the operation or management of the Property. Purchaser agrees that, in making any inspections of, or conducting any testing of, on, or under the Property, Purchaser shall maintain and shall require its agents and consultants to maintain, in full force and effect, statutory worker's compensation insurance coverage and public liability and property damage insurance coverage in the minimum amount of $2,000,000.00, which covers the indemnity described below. Purchaser shall advise John Spiegleman, orally (at 303-773-0369) or in writing (at Seller's address), at least 72 hours in advance of any such entry, study or inspection and of the names of the persons who will be making, and the nature of, the entry, study or inspection. Seller or its authorized employee or agent shall have the right to be present during each such entry, study and inspection. All entries on and inspections or studies of the Property shall be at the sole risk and expense of Purchaser, and Purchaser shall indemnify and hold Seller harmless from and against any and all liens, claims, demands, injuries, damages, costs, expenses (including also reasonable attorney's fees) or liability incurred by or asserted against Seller or the Property as a result of any of those entries, inspections or studies, which obligations shall survive the Closing or any termination of this Agreement. Purchaser shall not contact any lenders or other contracting party with Seller without prior written or oral consent of Seller, which consent shall not be unreasonably withheld, and Seller or its representative may be present at any meetings or telephone conferences with such parties. Seller shall be given reasonable advance notice of any scheduled meetings or telephone conferences with such parties. It is expressly agreed that Purchaser shall have the right to conduct interviews with tenants of the Property, subject to the rights of Seller or its representatives to receive notice of and be present at such interviews as set forth in the preceding two sentences.

        If for any reason Purchaser, in its sole and absolute discretion determines that the Property is not suitable for purchase by Purchaser, Purchaser shall have the right to terminate this Agreement, by giving notice to Seller on or before 5:00 p.m. Eastern Time on the expiration of the Inspection Period, in which event this Agreement shall terminate, the Deposit shall be returned to Purchaser, and, except as otherwise expressly provided in this Agreement, neither party shall have any further obligations or liability under this Agreement. If Purchaser fails to terminate this Agreement on or before the expiration of the Inspection Period, Purchaser shall be deemed to be satisfied with the condition of the Property (subject to Articles 5 and 6) and its suitability for purchase by Purchaser and this Agreement shall continue in full force and effect. Notwithstanding anything contained herein to the contrary, Seller shall not be considered to warrant the quality, suitability, accuracy, or any other conclusions or matters set forth in any tests, reports, studies, or other documents prepared by third parties which are provided to Purchaser with respect to the Property.

        Purchaser shall repair any damage caused by any of those entries, inspections or studies so as to restore the Property to its same condition before the damage. If this Agreement is terminated for any reason, within 15 days thereafter, Purchaser shall deliver to Seller all Due Diligence Documents and other documents it obtained from Seller or Seller's property manager with regard to the Property, and copies of all physical or environmental studies, tests, and reports relating to the Property performed by Purchaser or at Purchaser's request without warranty of any kind by Purchaser and Purchaser shall maintain in confidence the information it obtained about the Property.

                (e) REPRESENTATIONS OF SELLER. Notwithstanding anything herein to the contrary, Seller warrants and represents, as of the date of this Agreement (subject to being updated as provided in Section 2.5(e)) to Purchaser that:

                        (i) To Seller's knowledge, except as set forth in the Due Diligence Documents, the Property is not in violation of any federal, state, or local law, ordinance, or regulation relating to the use, storage, disposal or generation of any Hazardous Materials on, under, or about the Property, including but not limited to soil and groundwater. To Seller's knowledge, there are no environmental, health, or safety hazards on, under, or about the Property, including but not limited to soil and groundwater conditions, or any of the other matters described above in Section 5.1. To Seller's knowledge, neither Seller nor any third party (including but not limited to Seller's predecessors in title to the Property) has used or installed any underground tank, or used, generated, manufactured, treated, stored, placed, deposited, or disposed of on, under, or about the Property or transported to or from the Property any Hazardous Materials. For purposes of this Agreement, "Hazardous Materials" includes substances defined as "hazardous substances, hazardous materials, or toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 United States Code ss.ss.9601, et seq.), the Hazardous Materials Transportation Act (49 United States Code ss.ss.1801, et seq.), the Resource Conservation and Recovery Act (42 United States Code ss.ss.6901, et seq.), the substances defined as Hazardous Materials under the law of the state where the Property is located; and in the regulations adopted and publications promulgated under each of the aforesaid laws. Seller has no actual knowledge, except as otherwise disclosed to Purchaser in writing, of the existence on the Property of any Hazardous Material, other than de minimis amounts of household cleaners or office supplies.

                        (ii) Except as set forth in EXHIBIT 2.5(E)(II), there is no litigation, arbitration or legal or administrative proceedings pending or, to the knowledge of Seller, threatened against or with respect to the Property that is not fully covered by insurance except for the deductible portion.

                        (iii) There is no condemnation or similar proceeding currently pending or, to the knowledge of Seller, threatened against the Property.

                        (iv) Attached hereto as EXHIBIT 2.5(E)(IV)(A) is a list of all Contracts, other than the Leases, currently in effect, together with any amendments or modifications, currently in effect. Attached hereto as EXHIBIT 2.5(E)(IV)(B) is a list of Leases, together with any amendments or modifications, currently in effect. Complete and accurate copies of all Contracts and Leases have been provided for Purchaser's review, and said copies constitute the entire agreements between Seller and the contracting parties or tenants, as the case may be.

                        (v) With respect to the Leases, except as set forth on EXHIBIT 2.5(E)(V), there are not as of the date of this Agreement any delinquencies in excess of 30 days in the payment of rent or other regularly scheduled amounts payable by tenants nor to the knowledge of Seller are any tenants in bankruptcy proceedings; and Seller, as landlord under the Leases, has not committed any material defaults which are uncured, and, to the knowledge of Seller, has not given any tenant any written notice of alleged material defaults under the Leases which are uncured.

                        (vi) Except as set forth on EXHIBIT 2.5(E)(VI), to the knowledge of Representative, Seller is not in material default under any Contract.

                        (vii) Except as set forth on EXHIBIT 2.5(E)(VII), to the knowledge of Representative, Seller has not received any written notice from any governmental authority of any alleged violations (which are uncured as of the date of this Agreement) of any zoning, building, health, safety or other laws, ordinances, orders, codes or regulations with respect to the Property.

                        (viii) Attached hereto as EXHIBIT 2.2(L) are rent rolls for the Property, prepared in the ordinary course of business by Seller as of the date set forth therein.

                        (ix) The operating statements of income and expenses of the Property included in the Due Diligence Documents for the calendar years 2002 and 2003, and the portion of 2004 ended September, 2004 have been prepared by Seller in the ordinary course of business and, to Seller's knowledge, are true, correct and complete in all material respects and fairly represent the income and expenses of the Property for the periods covered in accordance with the standards and practices described therein, if any.

                        (x) Any and all property management contracts and leasing agreements with respect to the Property shall be terminated by Seller as of the Closing, with Seller having fully paid and discharged any and all obligations accruing thereunder, subject to the provisions of Section 3.3 governing the payment of leasing commissions. Seller shall terminate the Master Lease for Alamo Plaza Parking Garage between Seller and MG Leasing, LLC (and cause MG Leasing, LLC to terminate the Parking Garage Operating Agreement with Republic Parking Systems, Inc.) effective at Closing and such lease shall not be deemed a Lease to be assigned at Closing under Section 1.3(a) or a Lease under Section 2.5(b).

        To the extent the above or other provisions in this Agreement are qualified to Seller's knowledge or in the knowledge of Seller, knowledge shall mean to the actual personal present knowledge of John Spiegleman and Paul Hogan (collectively, the "Representative"), without inquiry or investigation, and without imputation of any knowledge of any other person, or any employee, representative, agent or advisor of Seller. Seller represents that John Spiegleman and Paul Hogan are the representatives of Seller who have the most knowledge about the Property. Each Seller shall promptly advise Purchaser in writing if, subsequent to the date of this Agreement and prior to the Closing, it acquires actual knowledge that any of the representations and warranties set forth in this Section 2.5(e) are no longer true or correct in any material respect as a result of changes after the date of this Agreement, and if the modifications are unacceptable Purchaser shall have the right to terminate this Agreement (in which event the Deposit shall be returned to Purchaser); provided, however, that Purchaser must notify Seller within seven days following receipt of Seller's notice of such material modifications and provided that Seller does not elect to correct the change in the representation or warranty so as to make it acceptable to Purchaser in all material respects within 15 days after receipt of Purchaser's notice of termination. Purchaser shall advise Seller in writing if, subsequent to the date of this Agreement and prior to the Closing, it acquires actual knowledge that any of the representations and warranties set forth in this Section 2.5(e) or in the Tenant Estoppel Certificates is no longer true or correct in any material respect, which notice shall be given to Seller within five days after learning of such facts (but not later than the Closing
Date). If Purchaser gives notice to Seller, Seller shall have until the later of the Closing Date or 15 days after receipt of Purchaser's notice to correct such failure (and the Closing Date shall be extended accordingly). If Seller cannot or does not elect to correct the change in the representation or warranty so as to make it acceptable to Purchaser within such period in all material respects, then Purchaser shall have the right to terminate this Agreement in accordance with the following provision. These warranties and representations, as supplemented or amended by any such subsequent disclosure, shall be restated at Closing in Seller's Closing Certificate and shall survive Closing for a period of six months; provided that Purchaser shall be deemed to have waived any breach of a representation or warranty of Seller of which Purchaser had actual knowledge prior to Closing.

        If prior to the Closing Date Seller notifies Purchaser or Purchaser otherwise becomes aware that one or more of the representations or warranties are no longer true or correct in any material respect and are not waived by Purchaser on or before the Closing Date, then unless otherwise agreed to by Seller and Purchaser, Purchaser's exclusive remedy shall be to give notice to Seller of Purchaser's desire to terminate this Agreement, whereupon the Deposit shall be returned to Purchaser and this Agreement shall terminate and, except as otherwise expressly provided in this Agreement, neither party shall have any further rights or obligations under this Agreement. Purchaser shall not be entitled to terminate this Agreement because of (i) any default by Seller under any Lease or by Seller under any Contract which is cured or waived in writing by the tenant or other contracting party, as applicable, by Closing; (ii) any default by Seller under any Contract in question to be terminated at or prior to Closing; or (iii) a non-monetary and non-material default under a Lease by a tenant.

                ARTICLE 3 - CLOSING AND POST-CLOSING ADJUSTMENTS

        3.1 CLOSING ADJUSTMENTS. Unless otherwise specified, the following are to be apportioned at the Closing on a per diem basis through and including 11:59 p.m. of the day preceding the Closing Date (provided, however, that if Purchase Price is received by Seller after 2:00 p.m. Mountain Time on the Closing Date, the apportionment shall be readjusted following Closing to 11:59 p.m. of the Closing Date, at Seller's option):

                (a) TAXES AND ASSESSMENTS. Real estate taxes in Colorado are paid in arrears. By way of example, real estate taxes assessed for calendar year 2004 are payable in 2005. Seller and Purchaser shall each be responsible for real estate taxes assessed for their respective periods of ownership of the Property irrespective of when such taxes are due and payable, and such taxes shall be apportioned accordingly. The apportionment made with respect to the year of Closing for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. Such proration shall be a final settlement between Seller and Purchaser and shall not be subject to further adjustment following Closing based on the actual taxes.

                (b) UTILITIES. Unless final meter readings are obtained up to the Closing Date (for which Seller shall be solely responsible), water and sewer service charges, and charges for all other public utilities, including, without limitation, telephone, electricity and gas based on the most recent received billings therefor. The right to the return of any deposits with utility companies shall be retained by Seller, and Seller shall not receive any credit at Closing for those deposits. Purchaser agrees to immediately make any replacement deposits which may be required by the utility companies in order for Seller to obtain a refund of those deposits.

                (c) RENTS. Base rents and any other amounts (including without limitation charges for increases in operating expenses) paid for the billing period in progress on the Closing Date. Within 60 days after Closing, Purchaser and Seller will make a further adjustment for such rents or other amounts which may have accrued prior to the date of Closing, but not billed or paid as of that date to the extent collected. In addition, if following the end of the particular calendar year in which the Closing occurs it is determined that the estimated operating expense pass-throughs actually paid by tenants under the Leases for such year are more than the actual operating expenses allocable to such tenants for the period for which such expenses are prorated, Purchaser will promptly adjust the proration of such operating expenses and the Seller shall pay to Purchaser any amount required as a result of such adjustment which amounts shall be credited to the tenants, as applicable, pursuant to the terms of the Leases. Similarly, if such estimated operating expense pass-throughs are less than the actual operating expenses allocable to such tenants, Purchaser shall remit such amounts to Seller if and when collected in accordance with Section 3.2 hereof.

                (d) PERMIT AND LICENSE FEES. Permit fees and license fees with respect to permits and licenses assigned to Purchaser.

                (e) OPERATING ACCOUNTS. All funds in any operating accounts or any other accounts pertaining to the Property on the Closing Date, whether in the name of Seller or the property manager, shall be retained by Seller, and all funds to which Seller is entitled (including without limitation, in coin operated machines) located on the Property shall be determined by the property manager on the Closing Date and shall be paid to Seller.

                (f) SECURITY DEPOSITS. The security deposits and advance rents shall not be apportioned, but instead shall be credited to Purchaser at Closing, except to the extent such security deposits are forfeited or applied to tenant's obligations under the Leases prior to the Closing. If any security deposits are in the form of letters of credit, Seller shall arrange for them to be transferred or reissued in favor of Purchaser or (if necessary) to be held for benefit of Purchaser and Seller shall cooperate with Purchaser to draw upon such letter of credit in accordance with the applicable Leases; such transfer or reissuance may be completed after Closing if not practically capable of being completed on or before Closing. Any letter of credit, transfer or reissue fees charged by the issuing banks shall be paid by Purchaser, to the extent not required to be paid by the respective tenant.

                (g) CLOSING COSTS; ATTORNEYS' FEES. All real estate recording and documentary fees payable in connection with the conveyance of the Property and all premiums for the Title Policy, including endorsements, shall be paid by Purchaser. All costs and expenses incurred for closing services, such as closing fees and document preparation fees charged by the Title Company (but not the premiums for the Title Policy), shall be paid in equal shares by Purchaser and Seller. Except as otherwise expressly provided in this Agreement, each party shall pay its own attorneys' fees and other expenses incurred in the preparation of this Agreement and the sale of the Property.

                (h) OTHER APPORTIONMENTS. Such other items as are customarily apportioned by the Title Company at a closing of the sale of an office building in the City and County, of Denver, Colorado or as provided in
Section 3.5.

        3.2 COLLECTION OF RECEIVABLES. Receivables," as used in this Section, means all rental payments, expense reimbursements and other monetary obligations of any kind past due and owing or to become past due and owing by tenants to Seller with respect to any period prior to the Closing Date under the Leases. Purchaser shall undertake reasonable efforts on behalf of Seller to collect all Receivables for a period of six months from the Closing Date (which shall include the submission of monthly invoices and follow-up invoices, and may (but need not) include the commencement or continuation of litigation or other proceedings), it being agreed that any monies received by Purchaser from and after the Closing Date from any person liable for any portion of the Receivables (including, without limitation, payments by tenants for operating expenses in excess of their estimated payments) shall be applied (after payment of all reasonable costs of collection, including reimbursement to Purchaser of any legal fees or collection costs reasonably incurred by Purchaser) as follows, unless the tenant properly identifies the payment as being for a specific item: first to any current sums and arrearages owed to Purchaser (relating to billing periods after the billing period in progress as of the Closing Date), second to the payment of monies owed to Seller and Purchaser for the billing period in progress on the Closing Date, and last to the balance of the Receivables. All monies received by Purchaser or Seller which are to be applied pursuant to the preceding sentence shall be held in trust by Purchaser or Seller for the benefit of the party entitled thereto and remitted to such party promptly after receipt in accordance with the preceding sentence.

        Notwithstanding the foregoing, Seller shall retain the sole right to collect (in such manner as it shall deem appropriate) Receivables due from tenants who have vacated the Property prior to the Closing Date and Purchaser shall not be required to undertake any collection efforts with respect to those Receivables. With respect to any pending litigation or other proceedings to collect any Receivables from tenants in occupancy on the Closing Date, Purchaser shall have the option of either (i) continuing the litigation or proceedings (the costs of which shall be equitably apportioned between Seller and Purchaser, based upon the amounts ultimately paid to each, and reimbursed out of the first monies collected, if any) and Purchaser shall be substituted as the plaintiff, if necessary, or (ii) not continuing the litigation, whereupon the Seller may continue such litigation in its own name and at its sole cost and expense, provided that such litigation shall not result in the eviction of the tenant or the termination or modification (as to future obligations) of its Lease without Purchaser's consent, and all sums collected by Seller as a result of the litigation (after payment of all costs and expenses) shall be applied in full satisfaction of the applicable Receivables.

        If, within six months following the Closing Date, any of the Receivables to be collected by Purchaser have not been collected and paid to Seller, then Seller may undertake its own efforts to collect those Receivables, including the commencement of litigation and other proceedings (but Seller shall not seek to evict any tenant or terminate any Lease), and all sums collected by Seller as a result of such litigation (after payment of all costs and expenses) shall be applied in full satisfaction of the applicable Receivables. Purchaser and Seller shall reasonably cooperate with each other in the collection of Receivables and shall execute any documents reasonably requested by the other to collect those Receivables.

        3.3 LEASING COMMISSIONS. Seller shall be responsible for the payment of all leasing commissions and referral fees relating to Leases entered into prior to the execution hereof (and any Lease expansions for which the expansion space was added to the leased premises prior to the date of this Agreement, and any lease renewals with respect to leases expiring prior to Closing). Any leasing commissions and referral fees as a result of any Leases executed on or after the date of this Agreement (and any Lease expansion for which the expansion space was added to the leased premises on or after the date of this Agreement, and any lease renewals with respect to leases expiring on or after Closing) shall be prorated based on prorating such commissions and fees over the period that such tenant is obligated to pay rent (after any deferred or free rent periods), with the Seller bearing amounts for rent periods prior to Closing and Purchaser bearing amounts attributable to the Closing and thereafter. Likewise, any legal fees incurred by Seller in negotiating and evidencing any Leases executed on or after the date of this Agreement (and any Lease expansion for which the expansion space was added to the leased premises on or after the date of this Agreement, and any lease renewals with respect to leases expiring on or after the date of this Agreement) shall be likewise prorated based on the same method. Purchaser shall reimburse Seller at the Closing to the extent Seller has paid any such leasing commissions, referral fees or legal fees which are the responsibility of Purchaser. Each party agrees to indemnify, defend and hold the other harmless from and against any and all liability for leasing commissions, referral fees and other costs and expenses owed by that party under this Section.

        3.4 TENANT IMPROVEMENTS AND OTHER EXPENSES. Seller shall be responsible for the payment of all tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or to the tenant), tenant allowances, moving expenses and other out-of-pocket costs attributable to the Property which are the obligation of the landlord under the new Leases entered into prior to the date of this Agreement (and any Lease expansions for which the expansion space was added to the leased premises prior to the date of this Agreement, and any lease renewals with respect to Leases expiring prior to the date of this Agreement). Provided Purchaser has assumed all future obligations for any of the above, the aggregate unpaid amounts for which Seller is responsible shall be paid to Purchaser as a credit at Closing. Tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or to the tenant), tenant allowances, moving expenses and other out-of-pocket costs with respect to new Leases entered into on or after the date of this Agreement (and any Lease expansions for which the expansion space was added to the leased premises on or after the date of this Agreement and any lease renewals with respect to leases expiring on or after the date of this Agreement) shall be prorated based on prorating such commissions and fees over the period that such tenant is obligated to pay rent under such Leases or under such renewal or for such expansion space (after any deferred or free rent periods), with Seller bearing amounts for rent periods prior to Closing and Purchaser bearing amounts attributable to the Closing and thereafter. Purchaser shall reimburse the Seller at the Closing to the extent Seller has paid any such expenses which are the responsibility of Purchaser. Seller shall in no event be obligated to pay for any change order or additions to the tenant improvements or changes in the scope of the work or the specifications agreed to by Purchaser and issued on or after the Closing Date.

        3.5 POST-CLOSING APPORTIONMENTS. Seller and Purchaser agree to use reasonable efforts to calculate all apportionments (apportioned retroactive to the Closing Date) required under this Article 3 (and to make the applicable payments resulting from those calculations) with respect to those items of income and expense that have not been finally determined on the Closing Date by no later than 130 days after the Closing Date, other than operating expense pass-throughs that are to be determined in accordance with Section 3.1. The parties agree that each party shall have the right following Closing, on reasonable notice to the other, from time to time to review the books and records of such other party pertaining solely to the operation of the Property to the extent necessary to confirm the amounts of adjustments payable to Seller and/or Purchaser following the Closing, and Seller and Purchaser shall instruct their respective property managers and former property managers to make their books and records available for this purpose.

        Purchaser and Seller shall cooperate as necessary following the Closing Date in order to promptly and in good faith discharge their respective obligations under this Article 3. Notwithstanding the foregoing, any claim for an adjustment under Section 3.1 will be valid if made in writing with reasonable specificity within six months of the Closing Date, except in the case of items of adjustment which at the expiration of that period are subject to pending litigation or administrative proceedings or pending tenant audits of operating expense pass-throughs as expressly provided for under the respective leases for periods prior to Closing and except for matters to be adjusted or paid pursuant to Section 3.3 and 3.4. Claims with respect to items of adjustment which are subject to litigation or administrative proceedings or such tenant audits will be valid if made on or before the later to occur of (i) the date that is six months after the Closing Date, and (ii) the date that is six months after a final order is issued in such litigation or administrative hearing or the claims subject to audit are resolved. Both parties shall use good faith efforts to resolve any disputed claims promptly. All post Closing adjustments shall be made in cash. The provisions of this Article 3, including, but not limited to, Sections 3.3 and 3.4, shall survive the Closing indefinitely.

        3.6 POST-CLOSING MANAGEMENT OF THE PROPERTY. After acquisition of the Property, Purchaser intends to retain Behringer Harvard TIC Management Services LP, a Texas limited partnership ("BH Management") to manage and lease the Property. At Closing, Purchaser shall cause BH Management to join with Vector Property Services LLC, a Colorado limited liability company ("Vector") in the execution of a subcontract for the management and leasing of the Property whereby Vector will manage and lease the Property for a minimum period of one year after Closing upon terms mutually acceptable to BH Management and Vector. The parties shall endeavor to agree upon the form of agreement between BH Management and Vector during the Inspection Period.

                              ARTICLE 4 - DEFAULT

        4.1     DEFAULT AND TERMINATION.

                (a) PURCHASER'S DEFAULT. If Purchaser defaults in its obligation to close Seller shall have the right, as its sole and exclusive remedy, to terminate this Agreement and retain the Deposit as liquidated damages. If Purchaser otherwise defaults prior to Closing or at or after Closing and fails to cure such default within five business days following receipt of written notice from Seller that such a default has occurred, Seller shall have the right to obtain actual out-of-pocket money damages (excluding lost profits, speculative or consequential damages); provided, however, that the foregoing limitations shall not relieve or limit Purchaser's indemnification obligations in accordance with Section 2.5(d)). THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER IN ITS OBLIGATION TO CLOSE WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES IN THE EVENT THAT PURCHASER DEFAULTS IN ITS OBLIGATION TO CLOSE.

                (b) SELLER'S DEFAULT. If Seller defaults in its obligation to close or otherwise commits a material default under this Agreement and fails to cure such default within five business days following receipt of written notice from Purchaser that such a default has occurred, Purchaser shall have, as its exclusive remedies, the following rights: (a) if the default occurs prior to or at Closing then Purchaser may (i) terminate this Agreement and obtain the return of the Deposit, or (ii) subject to the following limitations, treat this Agreement as being in full force and effect and obtain specific performance (which action shall be commenced within 60 days after the scheduled Closing
Date) to compel Seller to remove any Liens in accordance with Section 2.5(c)(v) and convey to Purchaser such title to the Property in question as Seller is able to convey, without any reduction in the Purchase Price except with respect to the cost of removal of any such Liens under Section 2.5(c)(v) (if not otherwise paid by Seller), and to recover Purchaser's actual out-of-pocket money damages (excluding lost profits, speculative or consequential damages) from Seller only resulting from such default, but such right to specific performance and damages shall only be available if Seller willfully and wrongfully refuses to close in accordance with this Agreement, despite there being no default by Purchaser and Purchaser's being ready, willing and able to close in accordance with this Agreement; or (b) if the default occurs after Closing, then Purchaser may obtain its actual out-of-pocket money damages (excluding lost profits, speculative or consequential damages) from Seller.

                (c) TERMINATION OF AGREEMENT. Upon termination of this Agreement in the manner set forth in this Section, except as otherwise expressly provided in this Agreement, neither party shall have any further obligations or liabilities hereunder. Upon termination of this Agreement, the Deposit shall be returned to Purchaser unless such termination is of a nature which would or may entitle Seller to retain the Deposit as set forth in this Agreement.

                     ARTICLE 5 - CASUALTY AND CONDEMNATION

        5.1 CASUALTY. In the event that prior to the Closing Date the improvements on the Property are damaged by fire or other casualty, Seller shall promptly notify Purchaser. If the casualty is material (defined below), Purchaser shall have the option either (a) to terminate this Agreement by notice given to Seller within 30 days after Purchaser receives the notice of the casualty, or (b) to close the purchase of such Property by paying Seller the entire Purchase Price for the Property and to the extent the damage has not been repaired prior to the Closing, receiving all of the Seller's rights with respect to recovery for such unrepaired damage caused by the fire or casualty under Seller's existing insurance policies (subject to the provisions of Seller's policy), together with a credit on the Purchase Price, for the amount of the deductible applicable to such insurance. In the event Purchaser elects to terminate this Agreement, the Deposit shall be returned to Purchaser and, except as otherwise expressly provided in this Agreement, neither party shall have any further liability or obligation to the other. A material casualty is one that results in damage to the improvements on the Property in excess of $1,000,000.00. If the casualty is not material and has not been completely repaired prior to the Closing, and the remaining costs of repair are fully covered by insurance (except for the deductible portion), Purchaser may elect to either (x) extend the Closing until Seller shall have completed all repairs necessary to return such Property to its pre casualty condition; or (y) close on the scheduled Closing Date by paying Seller the entire Purchase Price for the Property and to the extent the damage has not been repaired prior to the Closing, receiving all of the Seller's rights with respect to recovery for such unrepaired damage caused by the fire or casualty under Seller's existing insurance policies

(subject to the provisions of Seller's policy). To the extent assignable, Seller shall assign to Purchaser Seller's right to any proceeds available to Seller for loss of rents as the result of that casualty after the Closing; provided, however, that Seller makes no representation or warranty that any proceeds shall be available to Purchaser for loss of rents with respect to periods after Closing. If necessary, Seller agrees to assign its rights in such insurance to Purchaser with respect to such casualty, subject to the provisions of Seller's policy. Seller shall be responsible for the payment of any such repairs made prior to the Closing and shall be entitled to the insurance proceeds applicable to those repairs. If the casualty is not material and is not fully covered (except for the deductible portion) by insurance of Seller and unless Seller is willing to comply with either (x) or (y) above, Purchaser may terminate this Agreement as Purchaser's sole remedy (in which event the Deposit shall be returned to Purchaser). If Purchaser does not terminate this Agreement, Purchaser shall be responsible for any such repair costs that are not covered by insurance.

        5.2 CONDEMNATION. If, between the date of this Agreement and Closing, any portion of the Property that is of such size and configuration or character to be, in Purchaser's reasonable judgment, material to the operation of the Property, is taken in condemnation (a "Material Taking") or proceedings are commenced with respect to a Material Taking, Purchaser shall have the right to terminate this Agreement, after which the Deposit shall be returned to Purchaser and Seller and Purchaser shall have no further liability or obligation under this Agreement, except as otherwise provided in this Agreement and Purchaser shall have no right to any condemnation proceeds paid to Seller. If Purchaser does not terminate this Agreement, Seller shall be entitled to retain all condemnation proceeds and the Purchase Price for the Property shall be reduced by the amount of said proceeds or, if such condemnation is not completed as of the Closing, Seller shall assign such right to proceeds to Purchaser without adjustment of the Purchase Price. If, between the date of this Agreement and Closing, any portion of the Property is taken in condemnation that is not a Material Taking, Purchaser may not terminate this Agreement for that reason, and Seller and Purchaser shall perform their respective obligations under this Agreement, except with respect to the part of such Property so taken, Seller shall be entitled to all the condemnation proceeds and the Purchase Price for the respective Property shall be decreased by the net amount of those condemnation proceeds. If proceedings with respect to a taking which is not a Material Taking are commenced and not completed prior to the Closing, the Seller shall assign such right to proceeds to Purchaser without adjustment of the Purchase Price.

       ARTICLE 6 - OPERATION OF THE PROPERTY; LEASING; SERVICE CONTRACTS

        6.1 OPERATION OF THE PROPERTY Seller agrees that between the date of this Agreement and the Closing Date:

                (a) Seller shall, subject only to conditions beyond Seller's reasonable control, continue to operate and maintain the Property in its present condition and in accordance with Seller's existing procedures, standards and practices, ordinary wear and tear excepted; provided, however, Seller shall not be required to expend more than Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate on repairs and replacements for the Property over and above that amount which is intended, pursuant to the current budget for the Property, to be expended for such matters for the period from the date of this Agreement to Closing and are includable as operating expenses. If such costs exceed Fifty Thousand and No/100 Dollars ($50,000.00)

(exclusive of reimbursements due from tenants, insurance or other parties) and the Seller is unwilling to pay the excess, Purchaser may either (i) as its sole remedy elect to terminate this Agreement, in which case, the Deposit shall be returned to Purchaser and except as otherwise expressly provided in this Agreement, neither Seller nor Purchaser shall have any further liability to the other, or (ii) subject to Closing, elect to pay the excess, in which case Purchaser shall pay the full Purchase Price without any credit for such excess. Purchaser shall make its election within five business (5) days after notice from Seller that Seller is unwilling to pay the excess. Purchaser's failure to respond shall be deemed an election under (i).

                (b) Seller shall not initiate or consent to any proposed changes in the zoning or other governmental land use requirements applicable to all or any part of the Property.

                (c) Seller shall maintain in full force or effect their existing insurance coverage on the Property as disclosed to Purchaser.

                (d) Subject to the above provisions of Section 6.1(a), Seller shall use commercially reasonable efforts to preserve in force all existing permits and to cause all those expiring prior to the Closing Date to be renewed. If any such permit shall be suspended or revoked, Seller shall promptly so notify Purchaser and shall take all reasonable measures necessary to cause the reinstatement of such permit prior to Closing without any additional limitation or condition.

                (e) Seller will not dispose of any portion of the Property, except in the ordinary course of business (which shall include the normal use of consumable supplies) and in accordance with this Agreement. Seller shall maintain or cause to be maintained through Closing a normal inventory of supplies and Other Personal Property in accordance with Seller's existing procedures, standards and practices.

        6.2 LEASING. From the date of this Agreement until the expiration of the Inspection Period, before entering into any new Leases for space at the Property or into an agreement with a tenant to materially modify or terminate any Leases, Seller shall provide Purchaser with a courtesy copy of any term sheet, and promptly after entering into any such new Leases or agreements, Seller shall provide Purchaser with a copy of each executed new Lease and agreements, but in no event shall Purchaser's consent be required during this period for the execution of any new Leases or such agreements. However, from the expiration of the Inspection Period until the Closing Date, Seller shall not, without Purchaser's prior written approval: (i) voluntarily terminate (except in the case of a default and provided Purchaser is notified prior to termination), modify, renew, or accept a surrender in whole or in part (except in the case of a renewal, modification, expansion, or expiration pursuant to the terms of the Lease and with respect to which the landlord is not entitled to exercise discretion) of any of the Leases, or (ii) enter into any new Leases. Purchaser shall notify Seller in writing within five business days after its receipt of each proposed termination, modification or renewal of an existing Lease or proposed new Lease, along with the final form of the new Lease or Lease amendment, if applicable, all available exhibits to those Leases, any written information Seller has received about the tenant, and the cost of all tenant improvement work and leasing commissions to be incurred by the landlord in connection with the Lease, of either its approval or disapproval. If Purchaser fails to notify Seller of its approval or disapproval of any such termination, modification, renewal or proposed new

Lease within this five business day period, Purchaser shall be deemed to have approved it. Seller agrees, from and after the date of this Agreement, to provide Purchaser with copies of all material written notices or correspondence given to or by a tenant under the Leases.

        6.3 SERVICE CONTRACTS. Seller agrees that after the date of this Agreement it will not enter into any Contracts which cannot be terminated by Seller at no cost to Purchaser on or before the Closing Date without the prior written consent of Purchaser. At least two business days before the end of the Inspection Period, Purchaser shall deliver a notice to Seller specifying which of the Contracts it intends to assume and which Contracts Purchaser requests that Seller terminate on or before the Closing Date. On or before the Closing Date, Seller shall terminate all Contracts that Purchaser has so requested to be terminated, if such Contracts can be legally terminated.

                (a) With respect to those Contracts that cannot be terminated, Purchaser shall be deemed to have agreed to assume those Contracts unless Purchaser terminates this Agreement under Section 2.5(d)(i).

                (b) With respect to those Contracts which can be terminated, but only with the payment of a fee or penalty which Seller is unwilling to pay, Purchaser shall be deemed to have agreed to pay such fee and assume those Contracts if Purchaser does not terminate this Agreement under Section 2.5(d)(i).

                         ARTICLE 7 - GENERAL DISCLAIMER

        Except as otherwise expressly stated in this Agreement or in any agreement or instrument executed and delivered by Seller to Purchaser at the Closing, including but not limited to representations and warranties set forth in Section 2.5(e) of this Agreement and the limited warranty of title expressly set forth in the Deed (collectively, the "Surviving Representations"), Seller hereby expressly disclaims making any and all representations and warranties of any kind or character, express or implied, with respect to the Property, and Purchaser agrees to accept the Property "as is, where is, with all faults." Without limiting the generality of the preceding sentence or any other disclaimer set forth herein, Seller and Purchaser hereby agree that, except for the Surviving Representations, Seller has not made and is not making any representations or warranties, express or implied, written or oral, as to (a) the nature or condition, physical or otherwise, of the Property or any aspect thereof, including, without limitation, any warranties of habitability, suitability, merchantability or fitness for a particular use or purpose; (b) the nature or quality of construction, structural design or engineering of the improvements or the state of repair or lack or repair of any of the improvements; (c) the quality of the labor or materials included in the improvements; or (d) the compliance of the Property or the operation or use of the Property with any laws, ordinances or regulations of any governmental body, including, without limitation, the Americans with Disabilities Act, any Environmental Laws, and any zoning laws or ordinances.

        Purchaser has been or will be given the opportunity to inspect the Property and the Leases, Contracts, and Due Diligence Materials (including, without limitation, Title Materials) relating to the Property that Purchaser deemed necessary to inspect and review in connection with this Agreement, and Purchaser has retained such environmental consultants, structural engineers, and other experts as it deemed necessary to inspect the Property and review such materials and to make its own determination as to the condition of the Property and its suitability for Purchaser's purposes, as to whether hazardous or toxic materials were used, released or stored on the Property or constitute a present hazard with respect to the Property, and otherwise. Purchaser is relying on its own investigation and the advice of its experts regarding the Property, and upon its review of Leases, Contracts, and Due Diligence Materials, and not on any representations or warranties of Seller (other than the Surviving Representations), and Purchaser acknowledges that the Purchase Price reflects the fact that this is an "as is, where is" transaction except as may be expressly set forth in the Surviving Representations. Purchaser specifically waives any claim it may have against Seller arising from (1) any condition which now exists or may be found to exist in, on, under or about the Property, (2) a determination that the Property or any portion violates any applicable environmental or health or safety law, ordinance, regulation or ruling, and (3) the presence, use, generation, storage, release, threatened release, or containment, treatment, or disposal of any Hazardous Materials. The covenants and agreements of Purchaser in this paragraph shall survive the Closing and consummation of the transactions contemplated by this Agreement.

                           ARTICLE 8 - MISCELLANEOUS

        8.1 CONFIDENTIALITY. Subject to the provisions of Section 8.22 of this Agreement, Purchaser and its representatives shall hold in confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to (a) the employees, consultants, accountants, attorneys and prospective lenders of Purchaser provided that such persons agree to treat such data and information confidentially in accordance with this provision, and (b) as permitted by the provisions of Section 8.22. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall, upon the written request of Seller, promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller or any agent of Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Purchaser or its agent or representatives of this Section 8.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach except that Purchaser shall not be liable for any consequential, special or punitive damages. The provisions of this
Section 8.1 shall survive Closing. Notwithstanding anything contained hereinabove to the contrary, (i) this provision shall not apply to any information that is or becomes generally available to the public from a source other than Purchaser or its representatives or is disclosed to Purchaser or its representatives by a third party who is not known to Purchaser to be subject to a similar provision and (ii) Purchaser may disclose any such information pursuant to a court order, subpoena, or similar judicial requirement.

        8.2     AUTHORITY OF SELLER AND PURCHASER.

                (a) PURCHASER. Purchaser represents and warrants that as of the date of this Agreement and as of the date of Closing, Purchaser is and shall be a duly organized and validly existing limited liability company under the laws of the State of Delaware, is and shall be in good standing under the laws of the State of Delaware, and has and shall have full and lawful right and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated in it. Furthermore, Purchaser represents and warrants that the person or persons executing this Agreement and any documents required under it on behalf of Purchaser have the full legal power and authority to do so. Purchaser also represents and warrants that the consummation and performance of the transactions contemplated by this Agreement will not constitute a default or result in the breach of any term or provision of any contract or agreement to which Purchaser is a party so as to adversely affect the consummation of these transactions.

                (b) SELLER. Seller represents and warrants that as of the date of this Agreement and as of the date of Closing, Seller is and shall be duly formed and validly existing limited liability company under the laws of the State of Colorado, and has and shall have full and lawful right and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated in it. Furthermore, Seller represents and warrants that the person or persons executing this Agreement and any documents required under it on its behalf have the authority to do so. Seller also represents and warrants that the consummation and performance of the transactions contemplated by this Agreement will not constitute a default or result in the breach of any term or provision of any contract or agreement to which Seller is a party so as to adversely affect the consummation of these transactions.

        8.3 BROKERS. Seller represents and warrants to Purchaser that no broker or finder has been engaged by Seller has a right to a commission in connection with the sale contemplated by this Agreement except for Cushman & Wakefield, Inc. ("Seller's Broker"). Purchaser represents and warrants to Seller that no broker or finder has been engaged by Purchaser in connection with the sale contemplated by this Agreement. Each party further represents and warrants to the other that no person or entity claims or will claim any commission, finder's fee or other amounts by, through, under or as a result of any relationship with such party because of this transaction except that Seller shall pay any commission due to Seller's Broker. Each party agrees to hold the other party harmless from and against any and all costs, expenses, claims, losses or damages, including reasonable attorneys' fees, resulting from any breach of the representations and warranties contained in this Section.

        8.4     ASSIGNABILITY.

                (a) PURCHASER'S ASSIGNABILITY. Purchaser cannot assign all or any part of its rights or obligations hereunder without the prior written consent of Seller; provided, however, that Purchaser may assign its rights to an Affiliate, provided (i) Purchaser shall not be relieved of its liability under this Agreement, and (ii) Purchaser shall notify Seller and Title Company of any such assignment not later than two (2) business days prior to the Closing Date. Any assignment made in violation of the terms of this Section shall be void and of no force and effect. For purposes of this Section 8.4, the term "Affiliate" shall mean: (1) an entity that controls, is controlled by, or is under common control with Purchaser; (2) any partnership in which Purchaser or Purchaser's controlling member is the general partner; or (3) any fund or entity sponsored by Purchaser.

                (b) SELLER'S ASSIGNABILITY. Seller may not assign, prior to Closing, all or any part of its rights and obligations hereunder without the written consent of Purchaser.

        8.5 NOTICES AND CONSENTS. All notices and consents required or permitted under this Agreement shall be in writing and given by telefax (with a confirmation of receipt), registered or certified mail, postage prepaid, or by hand delivery, directed as follows:

        If intended for Seller, to:      MG-Alamo, LLC
                                         c/o Miller Global Properties, LLC
                                         4643 S.  Ulster Street, Suite 1500
                                         Denver, Colorado  80237
                                         Attention: John Spiegleman
                                         303/773-0369; Fax 303/694-0082

        with a copy to:                  Isaacson, Rosenbaum, Woods & Levy, P.C.
                                         633 17th Street, Suite 2200
                                         Denver, CO 80202
                                         Attn: Lawrence J.  Donovan, Jr., Esq.
                                         303/292-5656; Fax 303/292-3152

        If intended for Purchaser, to:   Harvard Property Trust, LLC
                                         15601 Dallas Parkway, Suite 600
                                         Addison, Texas  75001
                                         Attn:    Jon Dooley
                                         214/655-1600;  Fax 214/655-1610

        with a copy to:                  Powell & Coleman, L.L.P.
                                         8080 N. Central Expressway, Suite 1380
                                         Dallas, Texas  75206
                                         Attn:  Patrick Arnold
                                         214/890-7108; Fax 214/373-8768

Any notice delivered by registered or certified mail in accordance with this Section shall be deemed to have been duly given on the third business day after the same is deposited with the United States Postal Service. Any notice delivered by telecopier in accordance with this Section shall be deemed to have been duly given upon receipt (if sent on Monday through Friday during business hours, or the next business day if sent after business hours) if a copy of said notice is sent by regular mail on the same day to that intended recipient with telephone or facsimile machine confirmation of receipt. Any notice delivered by hand shall be deemed to have been duly given upon actual receipt or refusal to receive. Any notice sent by reputable overnight courier shall be deemed received on the next business day following deposit with such courier. Either party, by notice given as above, may change the address to which future notices or copies of notices may be sent.

        8.6 BINDING EFFECT Subject to Section 8.4, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.


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

        8.7 ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and may not be modified in any manner except by an instrument in writing signed by both parties. This Agreement supersedes and replaces all earlier agreements or understandings of the parties, whether written or oral, with respect to the subject matter hereof.

        8.8 HEADINGS. The headings herein are inserted only for convenient reference and do not define, limit or prescribe the scope of this Agreement or any Section or subsection.

        8.9 NO MERGER; SURVIVAL. The representations, covenants and agreements contained herein shall not merge into the various documents executed and delivered at the Closing and shall survive Closing, except as limited in this Agreement. The provisions of Sections 8.1 and 8.3 and all post-closing obligations, including but not limited to the obligations under Sections 3.3, 3.4, and 3.5, shall survive the Closing.

        8.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts which together shall constitute a final Agreement. Facsimile signatures are as binding as original signatures.

        8.11 SEVERABILITY. If any provision of this Agreement or its application to any person or situation, to any extent, shall be held invalid or unenforceable, the remainder of this Agreement, and the application of that provision to persons or situations other than those to which it has been held invalid or unenforceable, shall not be affected, but shall continue valid and enforceable to the fullest extent permitted by law.

        8.12 NO WAIVER. No waiver by either party of any provision hereof shall be deemed a waiver of any other provision or of any subsequent breach by either party of the same or any other provision.

        8.13 CONSTRUCTION OF AGREEMENT. Seller and Purchaser acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits to it. Any words following the words "include," "including," "such as," "for example," or similar words or phrases shall be illustrative only and are not intended to be exclusive, whether or not language of non-limitation is used.

        8.14 GOVERNING LAW; ATTORNEYS' FEES. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. In the event of any litigation between the parties with respect to the subject matters of this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys' fees from the other party.

        8.15 EXCLUSIVITY. So long as this Agreement has not been terminated and so long as Purchaser is not in default hereunder, Seller agrees that during the period from and after the date of this Agreement Seller shall not solicit or respond to offers from others relative to the sale of the Property or enter into or negotiate any contract, letter of intent or term sheet for the sale of the Property to any prospective purchaser other than Purchaser.

        8.16 RECORDATION. Purchaser shall not place this Agreement or any of its terms and provisions, or any notice, memorandum or other written evidence of it, of record without the prior written consent of Seller, which Seller may withhold in its sole discretion. Any violation of the terms and conditions of this Section by Purchaser shall, at the option of Seller, render this entire Agreement null and void and of no further force or effect.

        8.17 RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be construed or deemed to make or constitute Seller and Purchaser partners, joint venturers or any other form of joint participants in the acquisition and ownership of the Property, and Seller and Purchaser agree and acknowledge that the sole and exclusive nature of their relationship is as seller and purchaser.

        8.18 EXHIBITS; PARAGRAPH REFERENCES. All exhibits to this Agreement are a part of this Agreement and are incorporated into it by reference. References to section numbers and exhibits, unless otherwise stated, are to sections in and exhibits to this Agreement.

        8.19 DATE OF THIS AGREEMENT. References to the "date of this Agreement" mean the date on page 1 of this Agreement.

        8.20 COMPUTATION OF TIME. If any time period expires on a Saturday, Sunday, or legal holiday of the State of Colorado, the date of performance shall be the next day which is not a Saturday, Sunday, or legal holiday.

        8.21 TIME OF THE ESSENCE. Time shall be deemed of the essence in construing this Agreement.

        8.22 TIC INVESTORS. Purchaser has advised Seller that Purchaser may solicit investments in the Property from investors that will acquire undivided interests in the Property and become tenants-in-common therein ("TIC Investors"). Notwithstanding anything contained in this Agreement to the contrary, Seller and Purchaser agree as follows: (a) Purchaser shall have the right to distribute information about the Property and this Agreement to brokers who may facilitate the sale of such tenant in common interests and to potential TIC Investors and their advisors, subject to data and information with respect to Seller's business being disclosed on a confidential basis (such information may be disclosed in a confidential private placement memorandum) (Seller shall incur no liability in connection with Purchaser's distribution of information to and facilitation with the TIC Investors as described herein); and (b) Purchaser shall have the right to assign its rights under this Agreement in accordance with Section 8.4 to two related parties (each referred to herein as a "Behringer Entity"), Behringer Harvard Alamo Plaza H, LLC, and Behringer Harvard Alamo Plaza S, LLC, with the understanding that following the Closing such Behringer Entity may convey interests in the Property directly to such TIC Investors. The TIC Investors shall not be deemed third party beneficiaries under this Agreement; provided, however, each Behringer Entity may pursue any rights under this Agreement on their own behalf or on behalf of the TIC Investors. Purchaser and each Behringer Entity agrees to indemnify, hold harmless and defend Seller from and against any loss, cost, claim, cause of action, damage, or expense, including reasonable attorneys' fees, which Seller may incur, or which may be asserted against Seller under this Agreement by any or all of the TIC Investors except that such indemnity shall not apply if Seller is deemed by a court of competent jurisdiction to have committed fraud in connection with the sale of the Property or to be in breach of this Agreement which breach relates to the claims by any or all of the TIC Investors.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                  PURCHASER:

                                  HARVARD PROPERTY TRUST, LLC,
                                  a Delaware limited liability company, d/b/a
                                  Behringer Harvard Funds


                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------


                                  SELLER:

                                  MG-ALAMO, LLC, a Colorado
                                  limited liability company


                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                           Authorized Signatory

        Title Company executes this Agreement solely for the purpose of being bound by the provisions of Sections 1.2, 2.1 and 2.5(c) hereof and the following provisions. The Deposit shall be held and disbursed by the Title Company in accordance with the provisions of this Agreement. The duties of the Title Company hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit in accordance with this Agreement. Title Company shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Title Company's willful misconduct or gross negligence. In the event that Title Company shall be in doubt as to its duties or obligations with regard to the Deposit, or in the event that Title Company receives conflicting instructions from Purchaser and Seller with respect to the Deposit, Title Company shall not be required to disburse the Deposit and may, at its option, continue to hold the Deposit until both Purchaser and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Title Company may interplead the Deposit in accordance with the laws of the State of Colorado. Title Company shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon.


                               LANDAMERICA COMMERCIAL SERVICES


                               By:
                                  ----------------------------------------------
                               Name:
                                    --------------------------------------------
                               Title:
                                     -------------------------------------------